Exhibit 2.12

                        SECOND AMENDMENT TO AGREEMENT AND
                             PLAN OF REORGANIZATION

This Second Amendment to Agreement and Plan of Reorganization ("Amendment") is entered into as of May 24, 1999, by and among SVI Holdings, Inc., a Nevada corporation ("SVI"), Applied Retail Solutions, Inc., a Delaware corporation ("Merger Sub"), Applied Retail Solutions, Inc., a California corporation ("ARS"), Sam Pickard ("Pickard") and Larry Lahodny ("Lahodny"). Pickard and Lahodny and/or their respective successors in title, are collectively referred to as the "Former Shareholders." The capitalized terms used in this Amendment shall have the meanings ascribed such terms in the Agreement and Plan of Reorganization entered into among the parties hereto as of July 1, 1998 (the "Merger Agreement").

         1.  RECITALS.

                  1.1. Under the Merger Agreement parties provided for certain calculation procedures to be followed with regards to the payment of Additional Consideration. Namely the number of shares to be issued, how the shares value would be established and the latest date when the shares could be issued in settlement. Ref. Para. 1.14 (a)(ii)

         2. AGREEMENT. The parties hereby acknowledge, agree and consent to the following:

                  2.1. The calculation of the number of shares to be issued in settlement of the $2,000,000 Additional Consideration is hereby waived. The parties agree that the share value will be established as $12.12 per share and will yield 165,000 shares in full and complete settlement.;

                  2.2. Waiver of the phrase that "the shares shall be issued on or before June 30, 2,000" in favor of the shares being issued as soon as possible. The additional shares will be issued as


         Name of Shareholders                         Number of Shares
         --------------------                         ----------------

Janet Lahodny, as successor in title and interest
of Larry Lahodny                                            70,785
                                                            ------


Sam Pickard                                                 94,215
                                                            ------




                                        APPLIED RETAIL SOLUTIONS, INC.
                                        a Delaware corporation
SVI HOLDINGS, INC.                      formerly, Applied Retail Solutions, Inc.
a Nevada corporation                    a California corporation



By: /S/ Barry M. Schechter              By: /s/ Sam Pickard
   ---------------------------             -------------------------------

Name:  Barry M. Schechter               Name:  Sam Pickard
     -------------------------               -----------------------------

Its:   Chief Executive Officer          Its:   President
     -------------------------               ----------------------------


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               SECOND AMENDMENT TO AGREEMENT AND
                    PLAN OF REORGANIZATION






                                       Sam Pickard
                                       /s/ Sam Pickard
                                       -----------------------------------------


                                       Janet Lahodny, as successor in title and
                                       interest of Larry Lahodny
                                       /s/ Janet Lahodny
                                       -----------------------------------------